EXHIBIT 5.1

O’MELVENY & MYERS LLP

Times Square Tower

7 Times Square

New York, New York 10036

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

Re:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (as amended or supplemented, the “Registration Statement”) on Form S-4 (File No. 333-111710) of United Agri Products, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company named in Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”) in connection with the Company’s proposed offer (the “Exchange Offer”) to exchange up to $203,500,000 principal amount of the Company’s 8¼% Senior Notes due 2011 that have been registered under the Securities Act of 1933, as amended (the “Securities Act;” such notes, the “Exchange Notes”), which Exchange Notes will be guaranteed (the “Guarantees”) by each of the Guarantors, for a like principal amount of the Company’s outstanding 8¼% Senior Notes due 2011 (the “Old Notes”), which Old Notes have also been guaranteed by each of the Guarantors.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

With respect to the opinion in paragraph 3 below, we have relied solely upon the opinions of (i) Faegre & Benson LLP, as counsel to Balcom Chemicals, Inc., Loveland Products, Inc., Loveland Industries, Inc., Pueblo Chemical & Supply Co. and United Agri Products Financial Services, Inc., each a Colorado corporation, (ii) Holland & Knight, LLP, as counsel to United Agri Products—Florida, Inc., a Florida corporation, (iii) Hartman, Simons, Spielman & Wood, LLP, as counsel to UAP/GA AG Chem, Inc. and Ravan Products, Inc., each a Georgia corporation, (iv) Perkins Coie, as counsel to Snake River Chemicals, Inc., an Idaho corporation, (v) Bell, Boyd & Lloyd, LLC, as counsel to HACO, Inc., an Illinois corporation, (vi) Venable LLP, as counsel to AG-CHEM, Inc., a Maryland corporation, (vii) Watkins Ludlam Winter & Stennis, P.A., as counsel to Tri-State Delta Chemicals, Inc., a Mississippi corporation, (viii) Holland & Hart LLP, as counsel to YVC, Inc., a Montana corporation, (ix) Stinson Morrison Hecker LLP, as counsel to Midwest Agriculture Warehouse Co. and Platte Chemical Co., each a Nebraska corporation, (x) Dorsey & Whitney LLP, as counsel to Ostlund Chemical Co., a North Dakota corporation, (xi) Bass, Berry & Sims PLC, as counsel to Transbas, Inc., a Tennessee corporation, (xii) Baker & McKenzie LLP, as counsel to Tri-State Chemicals, Inc. and UAP 22, Inc., each a Texas corporation, and (xiii) Stoel Rives LLP, as counsel to Tri-River Chemical Company, Inc., a Washington corporation, each dated the date hereof, a copy of each of which is being filed as an exhibit to the Registration Statement, as to the matters of the laws of the states of Colorado, Florida, Georgia, Idaho, Illinois, Maryland, Mississippi, Montana, Nebraska, North Dakota, Tennessee, Texas and Washington set forth in such opinions.

Upon the basis of the foregoing, we are of the opinion that:

1.	The issuance of the Exchange Notes has been duly authorized by all necessary corporate action on the part of the Company, and upon delivery of the Exchange Notes in exchange for the Old Notes in accordance with the Exchange Offer and the Registration Rights Agreement dated as of December 16, 2003 (the “Registration Rights Agreement”) among the Company, the Guarantors and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc., as initial purchasers, when executed by the Company and upon the authentication of the certificate or certificates representing the Exchange Notes by a duly authorized signatory of the Trustee (as defined below) in accordance with the terms of the Indenture dated as of December 16, 2003 (the “Indenture”) among the Company, the Guarantors and JPMorgan Chase Bank, as trustee (the “Trustee”), the Exchange Notes will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2.	The issuance of the Guarantees of the Exchange Notes to be issued by the Covered Guarantors (as defined below) has been duly authorized by all necessary corporate action on the part of the Covered Guarantors.

3.	Upon delivery of the Exchange Notes in accordance with the Exchange Offer and the Registration Rights Agreement, when the Guarantees of the Exchange Notes have been executed by each of the Guarantors, when the Exchange Notes on which such Guarantees have been endorsed have been executed by the Company and upon the authentication of the certificate or certificates representing the Exchange Notes by a duly authorized signatory of the Trustee in accordance with the terms of the Indenture, the Guarantees of the Exchange Notes of each Guarantor will be the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

For purposes of this letter, “Covered Guarantors” means (i) Cropmate Company, CSK Enterprises, Inc., Genmarks, Inc., S.E. Enterprises, Inc., UAP 23, Inc., UAPLP, Inc., United Agri Products, Inc. and UAP Distribution, Inc. (dba Verdicon, Inc.), each a Delaware corporation, and (ii) Grower Service Corporation (New York), a New York corporation.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the present General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/    O’Melveny & Myers LLP

SCHEDULE I

Guarantors

Name	State of Organization

AG-CHEM, Inc.	Maryland
Balcom Chemicals, Inc.	Colorado
Cropmate Company	Delaware
CSK Enterprises, Inc.	Delaware
Genmarks, Inc.	Delaware
Grower Service Corporation (New York)	New York
HACO, Inc.	Illinois
Loveland Industries, Inc.	Colorado
Loveland Products, Inc.	Colorado
Midwest Agriculture Warehouse Co.	Nebraska
Ostlund Chemical Co.	North Dakota
Platte Chemical Co.	Nebraska
Pueblo Chemical & Supply Co.	Colorado
Ravan Products, Inc.	Georgia
S.E. Enterprises, Inc.	Delaware
Snake River Chemicals, Inc.	Idaho
Transbas, Inc.	Tennessee
Tri-River Chemical Company, Inc.	Washington
Tri-State Chemicals, Inc.	Texas
Tri-State Delta Chemicals, Inc.	Mississippi
UAP 22, Inc.	Texas
UAP 23, Inc.	Delaware
UAP/GA AG Chem, Inc.	Georgia
UAPLP, Inc.	Delaware
United Agri Products, Inc.	Delaware
United Agri Products Financial Services, Inc.	Colorado
United Agri Products—Florida, Inc.	Florida
UAP Distribution, Inc. (dba Verdicon, Inc.)	Delaware
YVC, Inc.	Montana

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